EXHIBIT 4.1

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT, dated as of May 15, 2012, is by and among On Assignment, Inc., a Delaware corporation (the “Company”), the Persons listed on the signature pages hereto (collectively, the “Holders”), and Jeffrey E. Veatch, in his capacity as the Shareholder Representative under the Merger Agreement (as defined below).

WHEREAS, the Company is party to that certain Agreement of Merger, dated as of March 20, 2012, by and among the Company, Apex Systems, Inc., a Virginia corporation (the “Target”), OA Acquisition Corp., a Virginia corporation, and the Shareholder Representative (the “Merger Agreement”);

WHEREAS, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the Company issued to the Holders shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”); and

WHEREAS, the parties hereto desire to enter into this Agreement to provide certain arrangements with respect to the Common Stock and other provisions relating to the Company set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1.           Definitions.  In addition to the other terms defined herein, the following terms shall have the respective meanings set forth below for purposes of this Agreement:

“Affiliate” of any specified Person means any other Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled By or Under Common Control With such specified Person.

“Agreement” means this Investor Rights Agreement, as it may be amended, supplemented or modified from time to time.

“Applicable Law” means, with respect to any Person, (a) any foreign, national, federal, provincial, state, municipal or local law, statute, constitution, principle of common law, resolution, ordinance, code, edict, treaty, decree, rule, regulation, ruling or other similar requirement enacted, adopted, promulgated, applied or otherwise put into effect by or under the authority of a Governmental Authority that is binding upon or applicable to such Person, assets or set of facts, and (b) the rules, regulations and listing agreements of any national securities exchange or automated quotation system on which securities of such Person are traded or listed.

“Beneficially Own” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).  The terms “Beneficially Own,” “Beneficially Owned” and “Beneficially Owning” shall have correlative meanings.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of Los Angeles, California.

“Control” (including the terms “Controlled By” and “Under Common Control With”), with respect to a subject Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“Founders” means Brian Callaghan, Win Sheridan and Jeff Veatch.

“Governing Documents” means the Company’s certificate of incorporation, bylaws and corporate governance guidelines, the charter of the Nominating Committee and any other document pertaining to the corporate governance of the Company.

“Governmental Authority” means any government, any governmental, regulatory or administrative entity or body, department, commission, board, agency or instrumentality, any court, tribunal or judicial body or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court,  commission, tribunal or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing, in each case whether federal, state, territorial, commonwealth, province, county, provincial, municipal, district, local or foreign.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Holdback Period” means, with respect to any underwritten offering covered by this Agreement, (a) during the ninety days after and the ten days before the effective date of the related registration statement or, in the case of a takedown from a shelf registration statement, ninety days after the date of the prospectus supplement filed with the SEC in connection with such takedown and during such prior period (not to exceed ten days) as the Company has given reasonable written notice to the holder of Registrable Securities or (b) such shorter period as the Shareholder Representative, the Company and the underwriter of such offering, if any, shall agree.

“Minimum Demand Request” means, on the date a Demand Request is delivered, such number of shares of Common Stock that have an aggregate minimum market value (based on the closing price on the Nasdaq on the date preceding the date of the Demand Request) of at least $25,000,000, before calculation of underwriting discounts and commissions.

“Nasdaq” means The NASDAQ Stock Market, LLC.

“Non-Competition Agreements” means the Non-Competition, Confidentiality and Non-Solicitation Agreements dated as of the date of this Agreement between each of the Founders, Senior Executive Holders and Other Employee Holders, on one hand, and the Company, on the other hand.

“Nominating Committee” means the Nominating and Corporate Governance Committee of the Board or any other committee of the Board that has the responsibility and power for recommending nominees for appointment or election to the Board.

“Other Employee Holder” means each Holder that is employed by the Company or its Subsidiaries (including, without limitation, the Target or its Subsidiary) as of the Closing Date, other than a Founder or Senior Executive Holder.

“Permitted Transferee” means, with respect to a Holder, (a) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Holder, or (b) any trust, the trustees of which include only Persons named in clause (a) and the beneficiaries of which include only the Holder and one or more Persons named in clause (a).

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any Group comprised of two or more of the foregoing.

“Registrable Securities” means the shares of Common Stock issued to the Holders pursuant to the Merger Agreement; provided, however, that shares of Common Stock shall cease to be a Registrable Security if and when (a) a registration statement with respect to such shares becomes effective under the Securities Act and such shares are disposed of pursuant to such effective registration statement, (b) such shares may be sold by the applicable Holder without restriction (including volume and manner of sale restrictions) pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (c) such shares are otherwise transferred other than to a Permitted Transferee as provided under Section 4.1(c) or 4.2(b), as applicable, or (d) such shares ceases to be outstanding.

“Registration End Date” means, (a) with respect to an underwritten offering effected under Article III, either the closing date of the offering or the date the Company gives written notice to the Founders of the termination of such offering or (b) with respect to a shelf registration effected under Article III, either the effective date of the registration statement for such registration or the date that the Company files a withdrawal request with the SEC with respect to the registration statement for such registration.

“Registration Expenses” means all expenses incurred by the Company in effecting any registration or underwritten offering pursuant to this Agreement, including, without limitation, all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and expenses of the Company’s independent accountants in connection with such registration or underwritten offering; provided, however, that “Registration Expenses” shall not include any Selling Expenses.

“Restriction Termination Date” means the date on which the aggregate number of shares of Common Stock Beneficially Owned collectively by the Founders is less than 10.0% of the outstanding shares of Common Stock as of such date.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Selling Expenses” means fees, expenses or disbursements of any Holder participating in a registration or underwritten offering or those of any underwriters, selling brokers or similar professionals, including any discounts, commissions or fees of such underwriters, selling brokers or similar professionals and including any fees, expenses or disbursements of counsel to any such Holder or any such underwriter, selling broker or professional.

“Senior Executive Holders” means Randolph C. Blazer and Theodore S. Hanson.

“Stock Option Committee” means the Stock Option Committee of the Company established by the Board, which currently consists of Peter T. Dameris.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Transfer” means (a) a sale, transfer, hypothecation, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any lien or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings) or (b) the grant of any option, warrant or other right to purchase or the entry into any hedge, swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock.  The term “Transferred” shall have a correlative meaning.

ARTICLE II.
BOARD OF DIRECTORS; MANAGEMENT STRUCTURE

2.1.          Board of Directors.

(a)           Closing Date Board Composition.  On the Closing Date, the Company shall take the actions reasonably necessary such that as of the Closing Date the Board of Directors of the Company (the “Board”) shall consist of the seven directors as set forth on Schedule 1 hereto, which schedule also designates the remaining term of office of such director, of whom (i) two directors have been designated by the Shareholder Representative and (ii) five directors have been designated by the Company.  Any such directors serving on the Board immediately prior to the Closing who are members of the Board as of the Closing Date pursuant to this Section 2.1(a) shall continue to be directors of the Board in the classes with remaining terms of service in which they are serving at such time, and any other Persons who are members of the Board pursuant to this Section 2.1(b) shall be so appointed or elected in accordance with the Governing Documents.

(b)           Designees.

(i)           The Shareholder Representative shall have the right to designate individuals for nomination for election to the Board, and the Company shall cause such individuals to be nominated for election to the Board as follows:  (A) for so long as the Founders continue to hold in the aggregate at least 17% of the outstanding shares of Common Stock, the Shareholder Representative shall be entitled to designate two persons for nomination for election to the Board; (B) at such time as the Founders hold in the aggregate less than 17%, but greater than 10%, of the outstanding shares of Common Stock, the Shareholder Representative shall be entitled to designate one person for nomination for election to the Board and (C) at such time as the Holders hold in the aggregate 10% or less of the outstanding shares of Common Stock, neither the Shareholder Representative nor any Holder shall have any further right to designate any person for nomination or election to the Board; provided that if the Holders collectively sell more than 5,000,000 shares of Common Stock pursuant to the Initial Offering, then the 17% referred to in this provision shall be reduced to a percentage equal to the percentage of the outstanding shares of Common Stock held in the aggregate by the Founders upon the closing of the sale of shares of Common Stock by the Holders pursuant to the Initial Offering minus 0.5%.  Persons designated by the Shareholder Representative in accordance with the foregoing sentence shall be referred to as the “Holder Designees.”  The remaining members of the Board shall be nominated by the Nominating Committee in accordance with the Governing Documents of the Company and shall be referred to as the “Other Directors”.

(ii)           At each meeting of the stockholders of the Company held after the Closing Date at which directors of the Company are to be elected, the Company shall nominate for election, and recommend that the stockholders elect, to the Board each Holder Designee that the Shareholder Representative is entitled to designate for nomination and election at that time, in accordance with the provisions of Section 2.1(b)(i); provided, however, that notwithstanding anything to the contrary in this Agreement, the Company (and its Board) shall be under no obligation to recommend to the stockholders or vote in favor of a Holder Designee to the extent that (A) the Board (or the Nominating Committee) determines in good faith that the nomination or recommendation of such nominee by the Board would reasonably be expected to violate the Board’s duties under Applicable Law because (I) such nominee is unfit to serve as a director of the Company or (II) service by such nominee as a director would reasonably be expected to violate Applicable Law; or (B) in the good faith judgment of the Board (or the Nominating Committee), in light of the Company’s then applicable eligibility criteria for nominees to the Board, such Holder Designee lacks suitable professional qualifications or an appropriate level of experience for service as a member of a board of directors of a publicly traded company of the size and stature of the Company or otherwise does not meet such eligibility criteria in any material respect.  It is understood that the Board has determined that the Founders are eligible to serve as Holder Designees as of the date of this Agreement through the date of the Company’s 2013 annual meeting of stockholders.

(iii)           In the event that the Shareholder Representative loses the right to designate to the Board one or more designees provided for in Section 2.1(b)(i), no director designated by the Shareholder Representative pursuant to Section 2.1(a)(i) then in office shall be required to resign from the Board prior to the second anniversary of the Closing Date as a result of the loss of such right; provided, however, that, from and after the second anniversary of the Closing Date, one or both Holder Designees, as applicable, shall resign, if requested by the Nominating Committee, no later than 60 days after the Shareholder Representative loses the right to designate such designee(s) to the Board; provided that if the Shareholder Representative only loses the right to one designee, he shall select the Holder Designee to resign.  The Board seat formerly occupied by any such designee shall become a seat for a director to be selected solely by the Nominating Committee or the Board.  At its option, the Board may fill the vacancy in accordance with the Governing Documents or, subject to the terms of the Governing Documents and Applicable Law, may reduce its size by the number of vacated board seats.  Each Holder Designee shall agree to this resignation requirement in advance of appointment to the Board.

(iv)           As long as the Shareholder Representative has any right to designate one or more persons for nomination for election to the Board, as specified in Section 2.1(b)(i), at any time at which a vacancy shall be created on the Board as a result of the death, disability, retirement, resignation, removal or otherwise of such designee, the Shareholder Representative shall be entitled to designate for appointment by the remaining directors of the Company under the Governing Documents an individual to fill such vacancy and to serve as a director on the Board; provided, that such designee shall be subject to satisfying the qualification standards set forth in Section 2.1(b)(ii) to the same extent as a nominee for election to the Board.

(c)           Stock Option Committee.  One Holder Designee or Senior Executive designated by the Shareholder Representative, who shall initially be Ted Hanson, shall serve on the Stock Option Committee.

(d)           Board Observers.

(i)           For so long as the Founders continue to hold greater than 10% of the outstanding shares of Common Stock, the Shareholder Representative shall have the right to appoint three observers (the “Observers”) to the Board who shall be reasonably acceptable to the Company.  As of the Closing Date, the initial Observers shall be the Senior Executive Holders and one of the Founders designated by the Shareholder Representative, and at any time when the Shareholder Representative is only entitled to designate one person for nomination for election to the Board then the Observers shall include two of the Founders designated by the Shareholder Representative (any such Founder, a “Non-Executive Observer”).  Each Observer shall be able to attend and observe all meetings of the Board; provided, however, that only a Non-Executive Observer shall be able to attend and observe any executive sessions of the Board or any committee of the Board.  The Observers shall not have the right to vote on any matter that comes before the Board or any committee thereof.  Subject to the preceding proviso, each Observer shall receive copies of all written materials, including copies of meeting minutes, of the Board or any committee of the Board and shall receive oral or written notice of each meeting or action by written consent of the Board and any committee of the Board (whether regularly scheduled or special) at the same time and in the same manner as oral or written notice is given to members of the Board.

(ii)          Notwithstanding the foregoing, (A) the Company shall be entitled to withhold any information and exclude from any meeting, or any portion thereof, (1) any Observer if the Company reasonably determines that such withholding or exclusion is necessary to preserve the attorney-client privilege, or if the Company believes in good faith that the Observer has a conflict of interest, or (2) any Observer, other than the Non-Executive Observer, if the Company reasonably determines that such withholding or exclusion is necessary to protect highly confidential information or for other similar reasons, and (B) the Observers shall execute a confidentiality agreement in form and substance reasonably acceptable to the Company with respect to the information and discussions to which the Observers will have access.

(iii)         The Company acknowledges and agrees that each Non-Executive Observer shall be treated in the same manner as other members of the Board in all respects, other than the right to vote, and shall be included in all meetings, dinners and events of the Board as well as all press releases, pictures and other publicity regarding the Board or the Holder Designees.  The Company shall enter into a consulting or other agreement with each Non-Executive Observer pursuant to which such Non-Executive Observer shall receive the same fees and stock awards as the other members of the Board; provided that such Non-Executive Observer shall not be deemed an employee of the Company.

(e)           Target Management Involvement.  For the avoidance of doubt, except as provided above in this Section 2.1 or Section 2.2, the Company shall not be required to involve the executive officers or other employees of the Target and its Subsidiaries in the management and operation of the Company.

2.2.          Management Structure.

(a)           During the period from the Closing Date through the third anniversary thereof, the Company will permit the Target to continue to operate substantially as it has operated prior to the Closing Date, subject to oversight and control by the Board and the Chief Executive Officer of the Company; provided, however, that this provision will not limit the Company or the Board from making changes to fulfull their respective obligations under Applicable Law or the Board’s fiduciary duties.

(b)           On or prior to the Closing Date, the Company shall establish an Executive Committee (the “Executive Committee”) consisting of the President of each division of the Company and the Chief Executive Officer and Chief Financial Officer of the Company.  The Company shall appoint the members of the Executive Committee; provided, however, that, until the second anniversary of the Closing Date, the Senior Executive Holders shall appoint no fewer than three executive officers of the Target to the Executive Committee.  As of the Closing Date, the initial members of the Executive Committee are set forth on Schedule 2 hereto.  The purpose and role of the Executive Committee will change from time to time, but generally will consider and evaluate Company-wide management issues and from time to time make recommendations to the Board and the Chief Executive Officer of the Company.

ARTICLE III.
REGISTRATION RIGHTS

3.1.          Demand Registration Rights.

(a)            Initial Registration.  Following the date of this Agreement, the Company shall use its reasonable best efforts to effect, as soon as reasonably possible, but in any event within 45 days, the registration under the Securities Act of the Registrable Securities issued by the Company at the Closing pursuant to the Merger Agreement, subject to reduction as provided herein and to the limitations on Transfer of such Registrable Securities under Article IV.  The parties acknowledge and agree that the intended method of disposition of the Registrable Securities in such registration is pursuant to an underwritten secondary follow-on offering of such Registrable Securities pursuant to a resale shelf registration statement.  The initial underwritten secondary follow-on offering pursuant to such registration is referred to herein as the “Initial Offering”.

(b)           Subsequent Registrations. At any time after the date that is six months after any Registration End Date, any Founder may request in writing (a “Registration Request”) that the Company register its Registrable Securities (or, if such Registrable Securities have otherwise been registered by the Company pursuant to a resale shelf registration statement, such Registration Request shall request that the Company effect an underwritten shelf takedown with respect to such Registrable Securities) in accordance with the terms and conditions of this Section 3.1, which Registration Request shall be delivered to the Company and the Shareholder Representative and shall specify the number of shares of Registrable Securities to be disposed of by such Founder, subject to the limitations provided herein. The parties acknowledge and agree that the intended method of disposition of the Registrable Securities after the date of this Agreement is pursuant to one or more underwritten secondary follow-on offerings of such Registrable Securities to the extent that the number of Registrable Securities to be included in all Registration Requests as set forth below meets the requirements of a Minimum Demand Request.  In the event that such Registration Requests do not meet the requirements of a Minimum Demand Request, then (unless it has already done so) the Company shall file a resale shelf registration statement for a secondary follow-on offering that is not underwritten with respect to such Registration Requests.  Subject to Section 3.3(h), any sales made pursuant to a resale shelf registration statement filed by the Company under this Agreement shall only be pursuant to underwritten shelf takedowns or in block trades conducted through the Company.  Within five Business Days after receipt of a Registration Request, the Shareholder Representative shall give written notice to all other Holders of the opportunity to include their Registrable Securities in the proposed registration (or underwritten shelf takedown).  Within ten days after receipt of the Shareholder Representative’s notification, any such Holder may deliver a Registration Request to the Shareholder Representative (such Holder, together with all other Holders that have timely delivered Registration Requests, the “Requesting Holders”), which request shall specify the number of shares of Registrable Securities intended to be disposed of by such Holder, subject to the limitations provided herein.  After the expiration of such ten-day period, the Shareholder Representative irrevocably shall request, on behalf of the Requesting Holders (a “Demand Request”), that the Company effect the registration under the Securities Act (or underwritten shelf takedown) of the number of Registrable Securities included in all such Registration Requests, subject to the limitations provided herein.  Upon receipt of a Demand Request, the Company shall promptly use its reasonable best efforts to effect, as soon as reasonably possible, the registration under the Securities Act (or underwritten shelf takedown) of the Registrable Securities which the Company has been so requested by the Shareholder Representative, on behalf of the Requesting Holders, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of such Registrable Securities, subject to reduction as provided herein and to the limitations on Transfer of such Registrable Securities under Article IV.  Notwithstanding anything to the contrary in this Agreement, (i) the Company shall not be required to file a registration statement (or effect an underwritten shelf takedown) relating to a Registration Request under this Section 3.1(b) (A) within a period of six months after the effective date of any other registration statement filed (or the closing date of any underwritten shelf takedown made) by the Company under this Agreement or (B) at any time after the third anniversary of the Closing Date; and (ii) the Company shall only be obligated to effect a total of three registrations (or underwritten shelf takedowns) on behalf of the Requesting Holders under this Section 3.1(b).  A registration or underwritten shelf takedown requested pursuant to this Section 3.1(b) shall not be deemed to have been effected unless the registration statement relating thereto has become effective under the Securities Act and has remained effective for a period of at least that specified in Section 3.3(a)(ii).

(c)           Deferral of Registration.  Notwithstanding any other provision of this Agreement, the Company shall be permitted to delay the filing and effectiveness of any registration statement (or the commencement or closing of any underwritten shelf takedown) to the extent reasonably necessary if there is material non-public information regarding the Company which the Company reasonably determines to be significantly disadvantageous for the Company to disclose and which the Company is not otherwise required to disclose at such time; provided, however, that (i) the length of any deferral under this Section 3.1(c) shall not exceed ninety (90) days and (ii) the Company shall not invoke its right under this Section 3.1(c) more than two times in any twelve (12) month period.  In the event that the Company exercises such right of deferral, it shall provide prompt written notice thereof to the Shareholder Representative.

(d)           Pro Rata Participation.  If a majority of the joint lead bookrunning underwriters in any underwritten offering pursuant to this Section 3.1 advises the Company that, in their good faith view (based primarily upon prevailing market conditions), the number of securities requested to be included in such offering exceeds the largest number of securities which can be sold without having a significant negative effect on the price at which such securities can be sold in such offering, the number of Registrable Securities included in such offering by the Holders pursuant to this Section 3.1 shall be reduced to such largest number and allocated pro rata among all such Holders on the basis of the number of Registrable Securities each such Holder has requested to be included in such offering.

3.2.          Piggyback Registration Rights.

(a)           Participation in Registrations.  If the Company at any time proposes to register any Common Stock under the Securities Act (other than a registration (i) on Form S-8 or S-4 or any successor or similar forms, (ii) relating to Common Stock issuable upon exercise of employee stock or similar options or in connection with any employee benefit or similar plan of the Company, (iii) in connection with an acquisition by the Company of another Person or (iv) pursuant to a registration under Section 3.1) or to commence an underwritten shelf takedown of Common Stock, whether or not for sale for its own account (but not for the account of any Holder), in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it shall each such time give written notice to all Holders of record of Registrable Securities of its intention to do so at least ten days prior to the anticipated filing date of the applicable registration statement or, in the case of a takedown from a shelf registration statement, the applicable preliminary prospectus supplement.  Such notice shall offer all such Holders the opportunity to include in such registration or underwritten shelf takedown such number of Registrable Securities as each such Holder may request.  Upon the written request of any such Holder made within ten days after the receipt of the Company’s notice (which request shall specify the number of Registrable Securities intended to be disposed of by such Holder, subject to reduction as provided herein), the Company shall use its reasonable best efforts to include in such registration or underwritten shelf takedown all Registrable Securities which the Company has been so requested to register or offer by the Holders thereof, to the extent required to permit the disposition (in accordance with the Company’s intended methods thereof) of the Registrable Securities so to be registered or offered.  Notwithstanding the foregoing,  (A) if such registration is a shelf registration and the Company has already included Registrable Securities under another shelf registration, the Company shall have no obligation to provide any notice of the shelf registration or register any such Registrable Securities thereunder; and (B) in the case of an underwritten offering, all Holders of Registrable Securities requesting to be included in the Company’s offering must sell their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company or the original selling holders for whose account the registration has been made.

(b)           Withdrawal of Registration.  If, at any time after giving written notice of any registration or underwritten shelf takedown pursuant to Section 3.2 and prior to the effective date of the registration statement filed in connection with such registration or the closing date of such underwritten shelf takedown, the Company shall determine for any reason not to register such securities or complete the underwritten shelf takedown, the Company shall give written notice to all Holders of Registrable Securities and, thereupon, shall be relieved of its obligation to register or continue the offering of any Registrable Securities in connection with such registration or underwritten shelf takedown.  Nothing contained in this Agreement shall create any liability on the part of the Company if the Company should for any reason decide not to file a registration statement or complete an underwritten shelf takedown for which piggyback registration rights are available or withdraw such registration statement or underwritten shelf takedown subsequent to its filing, regardless of any action Holders may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise.

(c)           Priority in Piggyback Registrations.  If a majority of the joint lead bookrunning underwriters in an underwritten offering pursuant to this Section 3.2 shall advise the Company that, in their good faith view (based primarily upon prevailing market conditions), the number of securities (including all Registrable Securities) which the Company, the Holders and any other selling stockholders intend to include in such offering exceeds the largest number of securities which can be sold without having a significant negative effect on the price at which such securities can be sold in such offering, the Company will include in such offering in the following order: (i) all securities to be sold for the Company’s own account, and (ii) to the extent that the number of securities which the Company proposes to sell for its own account is less than the number of securities which the Company has been advised can be sold in such offering without having the negative effect referred to above, all Registrable Securities requested to be included in such offering by the Holders pursuant to this Agreement; provided, however, that if the number of securities requested to be included in such offering by the Holders  pursuant to this Agreement exceeds the number which the Company has been advised can be sold in such offering without having the negative effect referred to above, the number of such securities requested to be included in such offering by the Holders pursuant to this Agreement shall be allocated pro rata among all such Holders on the basis of the number of securities each such Holder has requested to be included in such offering.

3.3.          Registration Procedures.

(a)           Company Covenants.  If and whenever the Company is required to use its reasonable best efforts to effect a registration or underwritten shelf takedown as provided in this Agreement of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(i)           use its reasonable best efforts to prepare and file, or cause to be prepared and filed as soon as reasonably practicable, a registration statement on any form for which the Company then qualifies that is available for the sale of the Registrable Securities in accordance with the intended methods of distribution thereof, and use its reasonable best efforts to cause such registration statement to become and remain (for the period specified in clause (ii) below) effective;

(ii)          prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of either (A) not less than (1) three months if such registration statement relates to an underwritten offering, or such longer period as a prospectus is required by applicable law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer in connection therewith or (2) three years in the case of shelf registration statements (or such shorter period ending on the date that the securities covered by such shelf registration statement cease to constitute Registrable Securities); provided, however, that, in the case of either clause (1) or (2), if the Company gives the notice under clause (v) below, such period shall be extended by the number of days during the period from the date of such notice to the date the Company files with the SEC the supplemented or amended prospectus contemplated by clause (v) or (B) such shorter period as will terminate when all of the Registrable Securities covered by such registration statement have been disposed of in accordance with the intended methods of disposition by the Holders thereof set forth in such registration statement (but in any event not before the expiration of any longer period required under the Securities Act);

(iii)         furnish to each Holder of Registrable Securities such number of copies, without charge, of such registration statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus or any other prospectus (including any “issuer free writing prospectus” as defined under Rule 433 under the Securities Act), and all exhibits and other documents filed therewith, as such Holder may reasonably request, in each case, unless such documents have been filed on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system;

(iv)         notify each Holder of Registrable Securities covered by such registration statement of any stop order issued by the SEC and take all reasonable actions required to remove it;

(v)          notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event which becomes known to the Company that causes the prospectus included in such registration statement to contain an untrue statement of a material fact or an omission to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company shall promptly prepare and file with the SEC an amendment or supplement to such registration statement or prospectus such that the prospectus shall not contain such untrue statement or omission;

(vi)         notify each Holder of Registrable Securities covered by such registration statement of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose;

(vii)        use its reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as any underwriter of Registrable Securities covered by such registration statement reasonably requests; provided, however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify, (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;

(viii)       in the case of an underwritten offering, enter into an underwriting agreement in customary form with the underwriters for such offering;

(ix)          in the case of an underwritten offering effected pursuant to Section 3.1, make available its officers, employees and personnel and otherwise provide reasonable assistance to the underwriters in their marketing of Registrable Securities as the underwriters shall reasonably request, including participation in “roadshow” presentations or such other selling efforts as the underwriters shall reasonably request; and

(x)           use its reasonable best efforts to cause all Registrable Securities covered by such registration statement to be listed on the national securities exchange or national market interdealer quotation system on which the Common Stock is then listed.

(b)           Holder Information.  It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Agreement in respect of the Registrable Securities which are to be registered or included in an underwritten shelf takedown at the request of any Holder thereof that such Holder shall furnish to the Company such information regarding such Holder, the Registrable Securities held by such Holder and the intended method of disposition thereof as the Company shall reasonably request.

(c)           Suspension of Sales.  Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.3(a)(v), such Holder shall discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.3(a)(v), and, if so directed by the Company, such Holder shall deliver to the Company all copies then in such Holder’s possession of the prospectus covering such Registrable Securities.

(d)           Rule 144.  The Company shall use its reasonable best efforts to file as promptly as reasonably practicable the reports required to be filed by it under the Exchange Act to the extent required from time to time to enable the Holders of Registrable Securities to sell Registrable Securities pursuant to Rule 144 (or any similar provision then in force) under the Securities Act.

(e)           Expenses.  All Registration Expenses incurred in effecting any registration or underwritten shelf takedown hereunder shall be borne by the Company.  All Selling Expenses incurred in connection with any registration or underwritten shelf takedown hereunder shall be borne by the Holders.

(f)           Selection of Underwriters.  The Company and the Holders shall mutually agree on the selection of the underwriters, if any, for each registration made pursuant to this Agreement.

(g)           Participation in Underwritten Offerings.  No Holder may participate in any underwritten offering hereunder unless such Holder (i) enters into an underwriting agreement in customary form with the underwriters for such offering, (ii) completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under terms of such underwriting agreement and (iii) cooperates with the Company’s reasonable requests in connection with such underwritten offering.

(h)           Holdback.  In consideration for the Company agreeing to its obligations under this Agreement, each Holder agrees in connection with any underwritten offering of the Company’s securities (whether or not such Holder is participating in such underwritten offering) upon the request of the Company and the underwriters managing any underwritten offering of the Company’s securities, not to effect (other than pursuant to such underwritten offering) any public sale or distribution of Registrable Securities, including, but not limited to, any sale pursuant to Rule 144 (or any similar provision then in force), or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities, any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company without the prior written consent of the Company or such underwriters, as the case may be, during the Holdback Period.

3.4.          Indemnification and Contribution.

(a)           Indemnification by the Company.  To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Holder of Registrable Securities to be sold in connection with the relevant registration or underwritten shelf takedown (each such Holder being a “Seller”) and their respective directors and officers and each Person, if any, who controls any Seller within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, liabilities, claims, damages, judgments and reasonable expenses, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any registration statement relating to such registration or underwritten shelf takedown or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus relating to such registration or underwritten shelf takedown or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this indemnity agreement does not apply to any Seller with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by such Seller expressly for use in a registration statement or any related prospectus.

(b)           Indemnification by the Sellers.  To the fullest extent permitted by applicable law, each Seller shall severally indemnify and hold harmless the Company and the other Sellers, and each of their respective directors and officers and each Person, if any, who controls the Company or any other Seller within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all losses, liabilities, claims, damages, judgments and expenses described in the indemnity contained in Section 3.4(a) as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in a registration statement or any related prospectus in reliance upon and in conformity with written information furnished to the Company by such Seller expressly for use in such registration statement or such prospectus; provided, however, that an indemnifying Seller shall not be required to provide indemnification in any amount in excess of the amount by which (x) the total price at which the securities sold by such indemnifying Seller and its affiliated indemnifying Sellers and distributed to the public were offered to the public (net of discounts and commissions paid by the indemnifying Seller in connection with such offering) exceeds (y) the amount of any damages which such indemnifying Seller and its affiliated indemnifying Sellers has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

(c)           Indemnification Procedures.  Each indemnified party shall give reasonably prompt notice to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Agreement, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice.  If the indemnifying party so elects within a reasonable time after receipt of such notice, the indemnifying party may assume the defense of such action or proceeding at such indemnifying party’s expense with counsel chosen by the indemnifying party and approved by the indemnified party defendant in such action or proceeding, which approval shall not be unreasonably withheld; provided, however, that, if such indemnified party reasonably determines that a conflict of interest exists and that therefore it is advisable for such indemnified party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to it which are different from or in addition to those available to the indemnifying party, then the indemnifying party shall not be entitled to assume such defense and the indemnified party shall be entitled to separate counsel (limited in each jurisdiction to one counsel for all indemnified parties under this Agreement) at the indemnifying party’s expense.  The indemnified party shall have the right to engage separate counsel and participate in the defense of any action, but, except as stated above, the fees and expenses of such counsel shall be the expense of such indemnified party.  If any indemnifying party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the indemnifying party will pay the reasonable fees and expenses of counsel for the indemnified party (limited in each jurisdiction to one counsel for all indemnified parties under this Agreement).  In such event, however, no indemnifying party will be liable for any settlement effected without the written consent of such indemnifying party (which consent shall not be unreasonably withheld).  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any action in respect of which any indemnified party is a party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action.  If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, such indemnifying party shall not, except as otherwise provided in this clause (c), be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding.

(d)           Contribution.  In order to provide for just and equitable contribution in circumstances in which the indemnity provided for in this Section 3.4 is for any reason held to be unenforceable by the indemnified parties although applicable in accordance with its terms in respect of any losses, liabilities, claims, damages, judgments and expenses suffered by an indemnified party referred to therein, each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, liabilities, claims, damages, judgments and expenses in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the liable Sellers (including, in each case, that of their respective officers, directors, employees and agents), as the case may be, on the other in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages, judgments or expenses, as well as any other relevant equitable considerations.  The relative fault of the Company on the one hand and of the liable Sellers (including, in each case, that of their respective officers, directors, employees and agents), as the case may be, on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or by or on behalf of the Sellers, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company and each Seller agree that it would not be just and equitable if contribution pursuant to this clause (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.  Notwithstanding anything in this clause (d) to the contrary, in the case of distributions to the public, an indemnifying Seller shall not be required to contribute any amount in excess of the amount by which (i) the total price at which the securities sold by such indemnifying Seller and its affiliated indemnifying Sellers and distributed to the public were offered to the public (net of discounts and commissions paid by the indemnifying Seller in connection with such offering) exceeds (ii) the amount of any damages which such indemnifying Seller and its affiliated indemnifying Sellers has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE IV.
TRANSFER RESTRICTIONS

4.1.          Restriction on Founders.

(a)           Without the Company’s prior written consent, each Founder shall not be permitted to Transfer any shares of Common Stock during the period commencing on the Closing Date and ending on the third anniversary of such Closing Date, provided, however, that if such Founder is in breach of his Non-Competition Agreement at any time during such period, then the end of such period shall be extended to the date that is the third anniversary of the last such breach.

(b)           Notwithstanding the foregoing, so long as such Founder has not breached his Non-Competition Agreement:

(i)           such Founder may Transfer shares of Common Stock in an underwritten offering or block trade effected in accordance with Article III,

(ii)           such Founder may transfer shares of Common Stock to any Permitted Transferee of such Founder; provided, however, that as a pre-condition to any Transfer under this clause (ii) the applicable Permitted Transferee must execute and deliver to the Company a written agreement in form and substance reasonably satisfactory to the Company under which the Permitted Transferee agrees to be bound by the provisions of this Article IV, and

(iii)           such Founder may transfer up to $7.0 million of shares of Common Stock per year pursuant to a Rule 10b5-1 plan to be established by such Founder.

(c)           Upon the written request of the Company, each Founder shall certify in writing to the Company the number of such shares of Common Stock such Founder has Transferred after the Closing Date.  In the event of any Transfer or attempted Transfer of Common Stock in violation of this Section 4.1, the Company shall be permitted to issue stop-transfer instructions to its transfer agent with respect to such Transfer.

4.2.          Restrictions on Senior Executive Holders.

(a)           Without the Company’s prior written consent, each Senior Executive Holder shall not be permitted to Transfer any shares of Common Stock during the period commencing on the Closing Date and ending on the third anniversary of such Closing Date, provided, however, that in the event that such Senior Executive Holder’s employment with the Company and its Subsidiaries terminates for any reason at any time during such three-year period, then the end of such period shall be extended to the date that is the third anniversary of the date of such termination; provided, further, that if such Senior Executive Holder is in breach of his Non-Competition Agreement at any time during such period, then the end of such period shall be extended to the date that is the third anniversary of the last such breach.

(b)           Notwithstanding the foregoing, so long as such Senior Executive Holder has not breached his Non-Competition Agreement:

(i)           pursuant to the Initial Offering effected in accordance with Section 3.1(a), such Senior Executive Founder may Transfer up to a number of shares of Common Stock equal to 30% of the shares of Common Stock issued to such Senior Executive Holder pursuant to the Merger Agreement,

(ii)          after the closing or termination date of the Initial Offering, such Senior Executive Holder may Transfer up to a number of shares of Common Stock issued to such Senior Executive Holder pursuant to the Merger Agreement equal to (A) one-third of such shares after the first anniversary of the Closing Date, (B) two-thirds of such shares after the second anniversary of the Closing Date and (C) all of such shares of Common Stock after the third anniversary of the Closing Date and

(iii)         such Senior Executive Holder may transfer shares of Common Stock to any Permitted Transferee of such Senior Executive Holder; provided, however, that as a pre-condition to any Transfer under this clause (iii) the applicable Permitted Transferee must execute and deliver to the Company a written agreement in form and substance reasonably satisfactory to the Company under which the Permitted Transferee agrees to be bound by the provisions of this Article IV.

(c)           Upon the written request of the Company, each Senior Executive Holder shall certify in writing to the Company the number of such shares of Common Stock such Senior Executive Holder has Transferred after the Closing Date.  In the event of any Transfer or attempted Transfer of Common Stock in violation of this Section 4.2, the Company shall be permitted to issue stop-transfer instructions to its transfer agent with respect to such Transfer.

4.3.          Restriction on Other Employee Holders.

(a)           Without the Company’s prior written consent, each Other Employee Holder shall not be permitted to Transfer any of the shares of Common Stock issued to such Other Employee Holder pursuant to the Merger Agreement during the period commencing on the Closing Date and ending on the third anniversary of such Closing Date, provided, however, that in the event that such Other Employee Holder’s employment with the Company and its Subsidiaries terminates for any reason at any time during such three-year period, then the end of such period shall be extended to the date that is the third anniversary of the date of such termination; provided, further, that if such Other Employee Holder is in breach of his or her Non-Competition Agreement at any time during such period, then the end of such period shall be extended to the date that is the third anniversary of the last such breach.

(b)           Notwithstanding the foregoing, so long as such Other Employee Holder has not breached his Non-Competition Agreement:

(i)           such Other Employee Holder may Transfer up to a number of shares of Common Stock issued to such Other Employee Holder pursuant to the Merger Agreement equal to (A) one-third of such shares after the first anniversary of the Closing Date, (B) two-thirds of such shares after the second anniversary of the Closing Date and (C) all of such shares of Common Stock after the third anniversary of the Closing Date, and

(ii)           such Other Employee Holder may transfer shares of Common Stock to any Permitted Transferee of such Other Employee Holder; provided, however, that as a pre-condition to any Transfer under this clause (ii) the applicable Permitted Transferee must execute and deliver to the Company a written agreement in form and substance reasonably satisfactory to the Company under which the Permitted Transferee agrees to be bound by the provisions of this Article IV.

(c)           Upon the written request of the Company, each Other Employee Holder shall certify in writing to the Company the number of such shares of Common Stock such Other Employee Holder has Transferred after the Closing Date.  In the event of any Transfer or attempted Transfer of Common Stock in violation of this Section 4.3, the Company shall be permitted to issue stop-transfer instructions to its transfer agent with respect to such Transfer.

4.4.          Legends.

(a)           Each Holder agrees that all certificates or other instruments representing the Common Stock subject to this Agreement will bear legends substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT, DATED AS OF MAY 15, 2012, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.  NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH INVESTOR RIGHTS AGREEMENT.  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH INVESTOR RIGHTS AGREEMENT.

(b)           Upon request of a Holder, the Company shall promptly cause the first legend above to be removed from any certificate for any Common Stock to be so transferred upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required and the second legend above shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement.  The Holders acknowledge that the Common Stock has not been registered under the Securities Act or under any state securities laws and agree that they will not sell or otherwise dispose of any of the Common Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

ARTICLE V.
VOTING AND OTHER LIMITATIONS

5.1.          Voting Agreement.  At all times prior to the Restriction Termination Date, each Founder covenants and agrees that it will take all actions so that:

(a)           on any action to elect or appoint any directors of the Company, all of the shares of Common Stock that are Beneficially Owned by such Founder shall be voted or action shall be taken in accordance with Section 2.1;

(b)           on any matter to be voted or acted upon by the Company’s stockholders for the first twelve (12) months after Closing other than those contemplated by Section 5.1(a), all shares of Common Stock that are Beneficially Owned by such Founder shall be voted (or action with respect to such shares shall be taken) for or against such matter in accordance with the recommendations of the Board or, in the absence of such a recommendation, in the same proportion as all other shares of Common Stock entitled to vote or take action on such matter are voted or action is taken on such matter (prior to giving effect to the voting or taking of action in accordance with this Section 5.1(b)); and

(c)           such Founder shall be present, in person or by proxy, at all meetings of the stockholders of the Company so that all such shares Beneficially Owned by such Founder may be counted for the purposes of determining the presence of a quorum at such meeting.

5.2.          No Inconsistent Actions.  Each Founder shall not grant any proxies, enter into any agreement or arrangement or otherwise nominate any individuals for election to the Board, vote, sell, purchase or take any action with respect to shares of Common Stock that are Beneficially Owned by such Founder other than as provided under this Agreement.  In addition, at all times prior to the Restriction Termination Date, such Founder shall not vote, or permit to be voted, any shares of Common Stock that are Beneficially Owned by such Founder in any manner that would be inconsistent with the restrictions contained in this Agreement.

5.3.          Acquisition Limitation.  From and after the date hereof until the Restriction Termination Date, each Founder shall not singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are defined in Section 13(d)(3) of the Exchange Act), directly or indirectly acquire, offer to acquire, or agree to acquire, by purchase, gift or otherwise, the beneficial ownership of any additional equity securities of the Company (or any warrants, options, or other rights to purchase or acquire, or any securities convertible into, or exchangeable for, any equity securities of the Company) that has or could have the effect of increasing the Beneficial Ownership of such Founder on a percentage basis in the outstanding Common Stock of the Company above the percentage interest held by such Founder as of the Closing Date, except pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction or grant or issuance approved by the Board.

ARTICLE VI.
MISCELLANEOUS

6.1.          Notices.  All notices, consents, waivers, agreements and other communications provided for in this Agreement shall be provided or made in writing and shall be provided:  (x) by personal delivery, (y) by nationally recognized overnight courier service, or (z) by registered or certified first-class U.S. mail, return receipt requested, postage prepaid, and shall be addressed as follows:

(a)           if to a Holder, at the most current address indicated for such Holder in the Company’s stock transfer records:

with a copy (which shall not constitute notice) to:
Troutman Sanders LLP
1001 Haxall Point
Richmond, Virginia 23219
Telephone: (804) 697-1306
Telecopy: (804) 697-5157
Email: tom.grant@troutmansanders.com
Attn:  Thomas A. Grant, Esq.

(b)           if to the Company, to:

On Assignment, Inc.
26745 Malibu Hills Road
Calabasas, California 91301
Telecopy:  (818) 880-0056
Attn:    General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
Telephone:  (213) 891-7421
Telecopy:  (213) 891-8963
Email:  steven.stokdyk@lw.com
Attn:    Steven B. Stokdyk

(c)           if to the Shareholder Representative, to:

Jeffrey E. Veatch
c/o Apex Systems, Inc.
211 North Union Street, Suite 220
Alexandria, Virginia 22314
Telecopy:  (703) 647-8901
Email:   JeffVeatch@apexsystemsinc.com

with a copy (which shall not constitute notice) to:

Troutman Sanders LLP
1001 Haxall Point
Richmond, Virginia 23219
Telephone:  (804) 697-1306
Telecopy:  (804) 697-5157
Email:  tom.grant@troutmansanders.com
Attn:   Thomas A. Grant, Esq.

A party may designate a new address to which communications shall thereafter be transmitted by providing written notice to that effect to the other parties.  Each communication transmitted in the manner described in this Section 6.1 shall be deemed to have been provided, received and become effective for all purposes at the time it shall have been: (i) delivered to the addressee as indicated by the return receipt (if transmitted by U.S. mail, as provided above) or the affidavit or receipt of the messenger (if transmitted by personal delivery or overnight courier service, as provided above); or (ii) presented for delivery to the addressee as so addressed during normal business hours, if such delivery shall have been rejected, denied or refused for any reason.

6.2.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument, respectively.  This Agreement shall become effective and be deemed to have been executed and delivered by the parties at such time as counterparts hereto shall have been executed and delivered by all of the parties, regardless of whether all of the parties have executed the same counterpart.  Counterparts may be delivered via facsimile or other electronic transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.3.          Waivers.  No purported waiver of any provision of this Agreement shall be binding upon any of the parties to this Agreement, without the prior written consent of the Company and the Shareholder Representative.  Any such waiver shall be effective only to the extent specifically set forth in such written instrument.  Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter.  No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

6.4.          Amendments.  No purported amendment to any provision of this Agreement shall be binding upon the parties, without the prior written consent of the Company and the Shareholder Representative.

6.5.          Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by or between the parties with respect to the subject matter hereof, including any letter of intent or memorandum of terms entered into by any of the parties.

6.6.          Severability.  If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason:  (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to such parties provided by, such provision or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided.  Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances.  Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

6.7.          Governing Law.  THIS AGREEMENT AND THE TRANSACTIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

6.8.          Consent to Jurisdiction.  EACH PARTY AGREES THAT ANY AND ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS SHALL BE COMMENCED AND PROSECUTED IN ANY FEDERAL OR STATE COURT LOCATED IN THE CITY OF ALEXANDRIA IN THE COMMONWEALTH OF VIRGINIA OR, IN THE CASE OF A PROCEEDING ARISING OUT OF OR RELATING TO A THIRD PARTY CLAIM WHICH IS OR MAY BE SUBJECT TO INDEMNIFICATION HEREUNDER, IN THE COURT WHERE SUCH THIRD PARTY CLAIM IS BROUGHT, AND EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO OBJECT TO SUCH VENUE, INCLUDING ON THE BASIS OF SUCH VENUE BEING AN INCONVENIENT FORUM.  EACH PARTY CONSENTS AND SUBMITS TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE CITY OF ALEXANDRIA IN THE COMMONWEALTH OF VIRGINIA IN RESPECT OF ANY SUCH PROCEEDING OR, WITH RESPECT TO A THIRD PARTY CLAIM, IN THE FORUM IN WHICH SUCH THIRD PARTY CLAIM WAS BROUGHT.  EACH PARTY CONSENTS TO SERVICE OF PROCESS UPON IT WITH RESPECT TO ANY SUCH PROCEEDING BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAW.  NOTWITHSTANDING THE FOREGOING, EACH PARTY AGREES THAT WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS, ANY FEDERAL OR STATE COURT LOCATED IN THE CITY OF ALEXANDRIA IN THE COMMONWEALTH OF VIRGINIA, OR, WITH RESPECT TO A THIRD PARTY CLAIM, ANY FORUM IN WHICH SUCH THIRD PARTY CLAIM WAS BROUGHT SHALL DECIDE SUCH PROCEEDINGS OR CLAIMS USING THE LAWS OF THE STATE OF DELAWARE.

6.9.          Waiver of Punitive and Other Damages and Jury Trial.

(a)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

(b)           EXCEPT FOR INDEMNIFICATION FOR ANY SUCH DAMAGES AS ARE INCURRED BY A PARTY AND ACTUALLY PAID TO A THIRD PARTY, THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE OR EXEMPLARY DAMAGES IN ANY PROCEEDING ARISING OUT OF OR RESULTING TO THIS AGREEMENT OR THE TRANSACTIONS.

(c)           EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, SEEK TO ENFORCE THE WAIVER SET FORTH IN SECTION 6.9(a); (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.11.

6.10.        Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated, in whole or in part, by such party without the prior written consent of the Company and the Shareholder Representative.  Any purported assignment or delegation in violation of this Section 6.10 will be null and void.  Subject to the preceding sentences of this Section 6.10, this Agreement will be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

6.11.        Remedies.  Each of the parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced.  Therefore, the rights and obligations of the parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for in connection therewith, without the necessity of posting a bond or other security or proving actual damages and without regard to the adequacy of any remedy at law.  A party’s right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

6.12.        Third Party Beneficiaries.  Except for the parties entitled to indemnification or contribution under Section 3.4, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.

6.13.        Interpretation.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.  Unless otherwise expressly specified in this Agreement:

(a)           the words “hereof”, “hereby” and “hereunder,” and correlative words, refer to this Agreement as a whole and not any particular provision;

(b)           the words “includes” and “including”, and correlative words, are deemed to be followed by the phrase “without limitation”;

(c)           the word “or” is not exclusive and is deemed to have the meaning “and/or”;

(d)           references in this Agreement to a “party” means the Company, a Holder or the Shareholder Representative and to the “parties” means the Company, the Holders and the Shareholder Representative;

(e)           words using the singular or plural number shall also include the plural or singular number, respectively;

(f)            the section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement;

(g)           the masculine, feminine or neuter form of a word includes the other forms of such word and the singular form of a word includes the plural form of such word;

(h)           references to a Person shall include the successors and permitted assigns thereof; and

(i)             references made in this Agreement to an Article, Section, or Schedule mean an Article or Section of, or a Schedule to, this Agreement.

6.14.        Designation of the Shareholder Representative.  Each Holder hereby acknowledges and agrees that Jeffrey E. Veatch, in his capacity as Shareholder Representative under the Merger Agreement (together with any successor Shareholder Representative thereunder), has been granted power and authority under the Merger Agreement, among other things, to take any and all actions and make any and all determinations which may be required or permitted in connection with the implementation of this Agreement and the transactions contemplated hereby.  Each Holder hereby reaffirms such powers and authorities and authorizes and directs the Shareholder Representative to take any action and to make any decision permitted or required to be made or taken by the Shareholder Representative hereunder.  Any and all actions taken or not taken by the Shareholder Representative in accordance with the terms of this Agreement shall be absolutely and irrevocably binding upon the Holders as if such Holders had taken such action.  The Shareholder Representative shall have no duties or obligations hereunder except those specifically set forth in this Agreement, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

COMPANY:

On Assignment, Inc.

By:
Peter T. Dameris
Chief Executive Officer

SHAREHOLDER REPRESENTATIVE:

Jeffrey E. Veatch

FOUNDERS:

Brian J. Callaghan

Edwin A. Sheridan, IV

Jeffrey E. Veatch

SENIOR EXECUTIVE HOLDERS:

Randolph C. Blazer

Theodore S. Hanson

HOLDERS:

Name:

Name:

Schedule 1

Directors with Terms Ending in 2012:

Jeremy M. Jones
Edward L. Pierce

Director with Terms Ending in 2013:

Senator William E. Brock
Brian J. Callaghan
Edwin A. Sheridan, IV

Directors with Terms Ending in 2014:

Peter T. Dameris
Jonathan S. Holman

Schedule 2

1.	Peter T. Dameris
2.	Michael McGowan
3.	Emmett McGrath
4.	James L. Brill
5.	Katie Hoffman-Abby
6.	Christian Rutherford
7.	Randolph C. Blazer
8.	Theodore S. Hanson
9.	To be determined by Senior Executive Holders post-Closing